Exhibit 3

FORM OF ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”), is dated as of                                 , 2009, by and among Smith Investment Company LLC, a Delaware limited liability company, not individually but solely in its capacity as nominee for the Former SICO Shareholders as provided in the Merger Agreement (as defined below) (the “Shareholders’ Representative”), A.O. Smith Corporation, a Delaware corporation (the “Company”), Smith Investment Company LLC, a Delaware limited liability company, in its individual capacity (“SpinCo”), and                                 , as escrow agent (the “Escrow Agent”).

The Company, SpinCo, Smith Investment Company, a Nevada corporation (“SICO”), and SICO Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), are parties to an Agreement and Plan of Merger, dated as of December 9, 2008 (the “Merger Agreement”), providing for, among other things, the merger of SICO with and into Merger Sub, with Merger Sub as the entity surviving the Merger (the “Merger”). In the Merger, the outstanding shares of common stock, par value $0.10 per share, of SICO (the “SICO Common Stock”), other than shares to be cancelled in accordance with the Merger Agreement and Dissenting Shares, held by the shareholders of SICO (the “Former SICO Shareholders”) are being converted into a right to receive shares of Class A common stock, par value $5.00 per share, of the Company (“Class A Common Stock”) and shares of Common Stock, par value $1.00 per share, of the Company (“Common Stock,” and together with the Class A Common Stock, the “New Shares”). If a holder of Dissenting Shares fails to perfect or effectively withdraws or loses its rights to appraisal of such Dissenting Shares and its shares of SICO Common Stock are converted into the right to receive New Shares in accordance with the Merger Agreement, then such holder of Dissenting Shares shall be deemed to be a Former SICO Shareholder for all purposes of this Escrow Agreement. Capitalized terms used but not otherwise defined in this Escrow Agreement have the respective meanings given to them in the Merger Agreement. This is the Escrow Agreement contemplated by Section 2.3 of the Merger Agreement.

Pursuant to the Merger Agreement, the Company is depositing with the Escrow Agent a number of shares of Common Stock otherwise deliverable pursuant to the Merger to the Former SICO Shareholders that is equal to (a) $15,000,000, divided by (b) the Market Value of a share of Common Stock, determined as of the date of this Escrow Agreement, rounding to the nearest whole share (rounding upward in the case of any 0.5 of a share) (the “Escrowed Shares”). In addition, SpinCo may deposit with the Escrow Agent from time to time after the date of this Escrow Agreement, cash to obtain the release of the Escrow Shares in accordance with Section 3(d) below (any cash so deposited with the Escrow Agent, the “Escrowed Cash”; and, together with the Escrowed Shares, the “Escrow Fund”). The Escrow Fund shall be held in escrow by the Escrow Agent for the purpose of providing a fund to reimburse the Parent Indemnified Parties for the payment of any Damages for which the Parent Indemnified Parties are entitled to indemnification pursuant to the terms of Article VII of the Merger Agreement. For purposes of this Escrow Agreement, the “Market Value” of a share of Common Stock as of any date of determination shall be the average of the volume-weighted average price of trades for a share of Common Stock on the New York Stock Exchange for the ten trading days ending on the last trading day immediately preceding such date of determination.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Establishment of Escrow.

(a)    Pursuant to the Merger Agreement, at the Effective Time, the Company shall, on behalf of the Former SICO Shareholders, deposit with the Escrow Agent stock certificates representing the Escrowed Shares or a book-entry with respect to the Escrow Shares in the Escrow Agent’s account. In addition, SpinCo may, on its own behalf, deposit with the Escrow Agent from time to time after the date of this Escrow Agreement Escrowed Cash in accordance with Section 3(d) below.

(b)    Unless and until delivered to the Company in accordance with the terms hereof, that number of Escrowed Shares (and the certificates representing such Escrowed Shares) equal to each Former SICO Shareholder’s Pro Rata Percentage (as defined below) of the Escrowed Shares shall be registered in the name of such Former SICO Shareholder. Each Former SICO Shareholder’s “Pro Rata Percentage” shall be equal to (i) the number of shares of SICO Merger Stock held by such Former SICO Shareholder, divided by (ii) the total number of shares of SICO Merger Stock held by all Former SICO Shareholders, rounding to the nearest one one-thousandth (rounding upward in the case of any .0005). Unless and until delivered to the Company in accordance with the terms hereof, any Escrowed Cash shall be held in the name and for the benefit of SpinCo. For purposes of this Section 1(b), “SICO Merger Stock” shall mean each share of SICO Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with the Merger Agreement and Dissenting Shares).

(c)    The Former SICO Shareholders (with respect to any Escrowed Shares) and SpinCo (with respect to any Escrowed Cash) shall be entitled to receive and be paid any and all dividends, interest or other earnings earned on the Escrowed Shares or the Escrowed Cash prior to delivery of the applicable Escrowed Shares to the Shareholders’ Representative or the Company, as applicable, or the Escrowed Cash to SpinCo or the Company, as applicable, in accordance with the terms hereof (the “Earnings”). If the Escrow Agent receives any Earnings, then the Escrow Agent promptly shall distribute and disburse such Earnings to the Shareholders’ Representative for distribution to the Former SICO Shareholders in accordance with their Pro Rata Percentage (with respect to Earnings on any Escrowed Shares) or to SpinCo (with respect to Earnings on any Escrowed Cash). Any Earnings with respect to the Escrow Fund shall be the sole and exclusive property of the Former SICO Shareholders (with respect to Earnings on any Escrowed Shares) and SpinCo (with respect to Earnings on any Escrowed Cash).

(d)    The parties hereby designate and appoint the Escrow Agent to serve in accordance with the terms, conditions and provisions of this Escrow Agreement, and the Escrow Agent hereby agrees to act as escrow agent and to hold in trust, safeguard, invest and disburse the Escrow Fund, pursuant to the terms and conditions hereof.

(e)    Voting and granting consents with respect to any Escrowed Shares shall be as determined by the Former SICO Shareholder in whose name such Escrowed Shares are registered in such Former SICO Shareholder’s absolute discretion; provided that the foregoing shall not affect the obligation of the parties to the Stockholder Agreement to comply with their contractual obligations thereunder with respect to such Escrowed Shares.

(f)    To the extent that any portion of the Escrow Fund consists of Escrowed Cash, the Escrow Agent shall invest and reinvest such Escrowed Cash portion of the Escrow Fund at the joint written instructions of the Company and the Shareholders’ Representative. In the absence of joint written instructions from the Company and the Shareholders’ Representative, any Escrowed Cash shall be invested in direct obligations of or obligations fully guaranteed by the United States of America or any agency or instrumentality thereof which have a maturity of ninety (90) days or less.

2.	Indemnification Claims.

(a)    A Claim for Damages to be paid from the Escrow Fund pursuant to Article VII of the Merger Agreement may be made only if the Company delivers to the Shareholders’ Representative (with a copy to the Escrow Agent) on or prior to the Escrow Release Date (as defined in Section 3(a)) a Claim Notice satisfying the requirements of the Merger Agreement (the amount of any Damages in any such Claim Notice, the “Indemnification Amount”). If, within thirty (30) days following receipt by the Shareholders’ Representative of a Claim Notice, the Shareholders’ Representative gives notice (a “Counter Notice”) to the Company (with a copy to the Escrow Agent) disputing the applicable Parent Indemnified Party’s entitlement to indemnification with respect to the Claim set forth in a Claim Notice or disputing the estimate set forth in such Claim Notice of the dollar amount of the Damages for which the Parent Indemnified Party is entitled to indemnification pursuant to the terms of the Merger Agreement, the applicable Parent Indemnified Party’s entitlement to indemnification with respect to the Claim and the dollar amount of the Damages for which the Parent Indemnified Party is entitled to indemnification pursuant to the terms of the Merger Agreement shall be resolved as provided in Section 2(c) below.

(b)    If no Counter Notice is received by the Escrow Agent within such thirty (30) day period, then the Indemnification Amount claimed in the applicable Claim Notice shall be deemed established for purposes of this Escrow Agreement, and, at the end of such thirty (30) day period, the Escrow Agent shall promptly (but in any event within three Business Days) deliver to the Company from the Escrow Fund (i) Escrowed Cash in an amount equal to the Indemnification Amount as claimed in the Claim Notice and (ii) if the Escrowed Cash is not sufficient to satisfy the Indemnification Amount, Escrowed Shares with an aggregate Market Value equal to the unsatisfied Indemnification Amount, with the Market Value of such Escrowed Shares to be determined as of the date of delivery of any Escrowed Shares to the Company. Any Escrowed Shares so delivered to the Company from the Escrow Fund shall be disbursed from the Escrowed Shares of the Former SICO Shareholders proportionally in accordance with their respective Pro Rata Percentages.

(c)            (i)    If a Counter Notice is given by the Shareholders’ Representative with respect to a Claim, the Escrow Agent shall promptly (but in any event within three Business Days) deliver to the Company from the Escrow Fund the appropriate amount of Escrowed Cash and/or Escrowed Shares in respect of such Claim in the order set forth in Section 2(b) only in accordance with (A) joint written instructions of the Company and the Shareholders’ Representative, or (B) a final judgment with no further right to appeal, upon an award rendered by a court of competent jurisdiction.

(ii)    If the Company and the Shareholders’ Representative are unable to resolve any dispute within thirty (30) days of the Shareholders’ Representative’s delivery of a Counter Notice, such dispute shall be resolved in accordance with Section 9.6 of the Merger Agreement or by means of a settlement reached between the Shareholders’ Representative and the Company with respect to the applicable Claim.

(d)    If the Shareholders’ Representative and the Company reach a settlement with respect to any Claim made by the Company or if the amount of Escrowed Cash and/or Escrowed Shares to be disbursed in respect of a Claim is determined through a judgment not subject to appeal as provided in Section 2(c), the Shareholders’ Representative and the Company shall jointly deliver written notice of such settlement or judgment to the Escrow Agent, including (if applicable) instructions to the Escrow Agent to disburse the appropriate number of Escrowed Cash and/or Escrowed Shares to the Company in the order set forth in Section 2(b), and the Escrow Agent shall act promptly in accordance with such instructions.

(e)    To the extent the Escrow Agent is otherwise required hereunder to disburse a fractional Escrowed Share of a Former SICO Shareholder, the Escrow Agent shall round down such fractional share to the nearest whole share.

(f)    The Escrow Agent shall requisition from the Company’s stock transfer agent stock certificates in appropriate denominations registered as appropriate to facilitate the delivery or disbursement by the Escrow Agent of Escrowed Shares hereunder. The Company shall cause its stock transfer agent to cooperate with the Escrow Agent in connection therewith.

3.	Termination of Escrow.

(a)    On the first Business Day following the date that is twenty-four (24) months after the Closing (the “Escrow Release Date”), unless any Claims have previously been asserted by delivery of a Claim Notice in accordance with Section 2(a) and continue to be pending, in which event any disbursement with respect to the Indemnification Amount of such Claim will be governed by Section 3(c), the Escrow Agent shall promptly disburse all Escrowed Shares in the Escrow Fund to the Shareholders’ Representative for distribution to the Former SICO Shareholders in accordance with their respective Pro Rata Percentages, and all Escrowed Cash in the Escrowed Fund to SpinCo.

(b)    Notwithstanding anything to the contrary in Section 3(a), if prior to the Escrow Release Date, there is a Resolution of Transaction-Related Claims, the Company and the Shareholders’ Representative shall provide joint written instructions to the Escrow Agent authorizing the Escrow Agent to distribute (i) first, Escrowed Shares to the Shareholders’ Representative, for distribution to the Former SICO Shareholders in accordance with their Pro Rata Percentage, and (ii) second, Escrowed Cash to SpinCo, so that after giving effect to any such distribution, there remains in the Escrow Fund a combination of Escrowed Shares and Escrowed Cash having aggregate value of $7,500,000, plus an amount equal to the amount by which the aggregate Indemnification Amount of any pending Claims exceeds $3,000,000, with the Market Value of any Escrowed Shares to be determined as of the date of Resolution of Transaction-Related Claims. For purposes of this Escrow Agreement, “Resolution of Transaction-Related Claims” shall mean that as of the 60th day after the date of this Escrow Agreement, no Transaction-Related Claims are pending or, if as of the 60th day after the date of this Escrow Agreement, one or more Transaction-Related Claims are pending, all such Transaction-Related Claims have thereafter been settled by the applicable parties thereto or there has been a final judgment with no further right to appeal by a court of competent jurisdiction with respect to such Transaction-Related Claims and all the indemnification obligations related to such Transaction-Related Claims as set forth in the Merger Agreement have been satisfied.

(c)    If any Claims were asserted by delivery of a Claim Notice in accordance with Section 2(a) prior to the Escrow Release Date with respect to such Claims and such Claims continue to be unresolved as of the Escrow Release Date, the Escrow Agent shall exclude from the disbursement of Escrowed Shares and Escrowed Cash in accordance with Section 3(a), and shall continue to hold in the Escrow Fund hereunder, that amount of (i) first, Escrowed Cash and (ii) second, Escrowed Shares, so that there remains in the Escrow Fund a combination of Escrowed Cash and Escrowed Shares having aggregate value equal to 110% of the aggregate Indemnification Amounts (such aggregate amount, the “Indemnification Holdback Amount”), with the Market Value of any Escrowed Shares to be determined as of the Escrow Release Date. After the Escrow Release Date, the Escrow Agent shall disburse the Indemnification Holdback Amount from the Escrow Fund as and to the extent the Claims with respect thereto are resolved in accordance with the provisions of Section 2(d) of this Escrow Agreement, with such disbursement made first to the Company in the amount of any such resolved Claim and second to the Shareholders’ Representative or SpinCo, as applicable, with respect to any excess Indemnification Holdback Amount with respect to such Claim.

(d)    SpinCo shall have the right from time to time and at any time (including after the Escrow Release Date with respect to the Indemnification Holdback Amount), but not more than five times in total, to substitute in the Escrow Fund cash for all or a portion of the then remaining Escrowed Shares, such cash to be considered part of the Escrowed Cash for all purposes under this Escrow Agreement. In the event of any such election by SpinCo, upon the deposit by SpinCo of cash with the Escrow Agent, the Escrow Agent shall distribute Escrowed Shares to the Shareholders’ Representative, for distribution to the Former SICO Shareholders in accordance with their respective Pro Rata Percentages, having an aggregate Market Value equal to the amount of the cash deposited by SpinCo, with the Market Value of any such Escrowed Shares to be determined as of the date of this Escrow Agreement.

4.	Duties of Escrow Agent.

(a)    The Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property.

(b)    The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(c)    The Escrow Agent shall provide the Shareholders’ Representative, SpinCo and the Company with quarterly reports of the status of the Escrow Fund, and shall permit the Shareholders’ Representative and representatives of the Company and SpinCo to inspect and obtain copies of the records of the Escrow Agent regarding the Escrow Fund, during normal business hours and upon one Business Day’s prior written notice.

(d)    The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e)    The Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only to administer the Escrow Fund in accordance with the terms hereof.

(f)    The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(g)    The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h)    The Escrow Agent may resign as the Escrow Agent by notice to the other parties hereto (the “Resignation Notice”). If, prior to the expiration of sixty (60) Business Days after the delivery of the Resignation Notice, the Escrow Agent shall not have received written instructions from the Shareholders’ Representative, SpinCo and the Company designating a banking corporation or trust company organized either under the laws of the United States or of any state as successor escrow agent and consented to in writing by such successor escrow agent, the Escrow Agent may apply to a court of competent jurisdiction to appoint a successor escrow agent. Alternatively, if the Escrow Agent shall have received such written instructions from the Company, SpinCo and the Shareholders’ Representative, it shall promptly transfer the Escrow Fund to such successor escrow agent. Upon the appointment of a successor escrow agent and the transfer of the Escrow Fund thereto, the duties of the Escrow Agent hereunder shall terminate.

(i)    In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund, or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to (a) retain the Escrow Fund until the Escrow Agent shall have received (i) judgment upon an award rendered by a court of competent jurisdiction directing delivery of the Escrow Fund (or portion thereof), or (ii) a written agreement executed by the Shareholders’ Representative, SpinCo and the Company directing delivery of the Escrow Fund (or portion thereof); or (b) be permitted to interplead all of the Escrow Fund held hereunder into a court of competent jurisdiction described in Section 9.6 of the Merger Agreement, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

(j)    The Escrow Agent shall never be required to use or advance its own funds or otherwise incur personal financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

(k)    The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees selected in good faith.

(l)    Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(m)    This Escrow Agreement expressly sets forth all the duties of the Escrow Agent, which shall be deemed purely ministerial in nature with respect to any and all matters pertinent hereto. The Escrow Agent shall under no circumstance be deemed a fiduciary for any of the parties to this Escrow Agreement. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.	Notices.

Any notices or other communications required or permitted under, or otherwise made or given in connection with this Escrow Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to it at:

A. O. Smith Corporation

11270 W. Park Place

Milwaukee, WI 53224

Attention: General Counsel

Fax: (414) 359-7450

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601-9703

Attention: Robert F. Wall, Esq.

Fax: (312) 558-5700

If to SpinCo or the Shareholders’ Representative, addressed to it at:

Smith Investment Company LLC

11270 W. Park Place

Milwaukee, WI 53224

Attention: Bruce M. Smith

Fax: (414) 359-4198

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, IL 60606

Attention: Mark D. Gerstein, Esq.

Fax: (312) 993-9767

and with a copy (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

Attention: James M. Bedore, Esq.

Fax: (414) 298-8097

If to the Escrow Agent, addressed to it at:

6.	Counterparts.

This Escrow Agreement may be executed by facsimile signature and in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.	Fees.

The Company shall pay the Escrow Agent the fees set forth on Schedule B attached hereto for its services as the Escrow Agent hereunder and shall reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder (including, without limitation, the reasonable out-of-pocket fees, expenses and disbursements of its counsel). The Company shall indemnify and hold the Escrow Agent harmless from and against any and all taxes, out-of-pocket expenses (including reasonable counsel fees), assessments, liabilities, claims, damages, actions, suits or other charges incurred by or assessed against it for any thing done or omitted by it in the performance of its duties hereunder, except as a result of its own gross negligence or willful misconduct. The agreements contained in this Section 7 shall survive any termination of the duties of the Escrow Agent hereunder or its resignation.

8.	Section Headings.

The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

9.	Amendments; No Waiver; Enforcement.

(a)    Any provision of this Escrow Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders’ Representative, SpinCo, the Company and the Escrow Agent, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.	Exclusive Agreement; No Third Party Beneficiaries.

This Escrow Agreement, together with the Merger Agreement and the other agreements contemplated thereby, constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Escrow Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Escrow Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

11.	Governing Law; Consent to Jurisdiction.

This Escrow Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and the Federal Courts of Delaware (the “Delaware Courts”), in any suit, action or proceeding arising out of or relating to this Escrow Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect to any such suit, action or proceeding may be heard and determined in a Delaware Court. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (a) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Escrow Agreement in a Delaware Court, (b) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (c) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service or process in any manner permitted by law.

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed as of the day and year first above written.

A.O. SMITH CORPORATION

By:

Name:

Title:

SMITH INVESTMENT COMPANY LLC

By:

Name:

Title:

SMITH INVESTMENT COMPANY LLC, in its capacity as the Shareholders’ Representative

By:

Name:

Title:

[ESCROW AGENT]

By:

Name:

Title: